Exhibit 10.45

Agreement

Party “A”:

(Today’s Teachers Technology & Culture Ltd.)

Party “B”:

[Author]

Both Party “A” and Party “B”, on the matter relating to a joint venture development of [Name of Publication], has reached the following agreement:

1.

Party “A” commissioned Party “B” in the organizing and writing of the [Name of Publication].  Party “B” will also be the chief editor of the said set of Teaching Materials.  Details of the written contents and formats will be subject to the standard discussed and approved by the Writing Committee after the Committee has been established.

2.

Party “B” will be responsible for all the organizing, writing and designing of the written and graphic text.  Actual manpower will be assigned by Party “B”.  The quality of the text has to meet with the Education Board’s most up-to-date standard announced for ____________________________.  Also guaranteed to meet the specialty usage for the Province of ____________________.  Besides, the quality has to commensurate with the top standard of the same kind of product in the country.  Scrip fee includes: Written part at $_____ per 1,000 words; hand drawings at $____ per drawing.  Payment will be made within one month after the scrip has been handed in.

3.

Any content of the text, if found fraud or breach of copy right in relation to other people’s publications or breach of national copy rights, Party “B” will be held fully liable, and will be responsible to repay Party “A” for any financial loss arising out of such situations.

4.

After the establishment of the Writing Committee, and the writing standard being set up by the Committee, Party “B” will has to submit to Party “A” the completed, clearly written and final proofed copy of the text be the [Relevant Date] and [Relevant Date] for the first semester and the second semester.

5.

Upon the signing of the agreement by both parties, Party “A” will pay to Party “B” for the sum of Renminbi ____________ for the first advance payment on development fee.  Upon receipt of the first semester text, Party “A” will pay to Party “B” the sum of Renminbi __________ for development fee.  Upon receipt of the second semester text, Party “A” will pay to Party “B” the sum of Renminbi _________ for development fee.

6.

The copy right, editing right for other provinces, and the publication right on the [Name of Publication] belongs to Party ”A” for a period of 10 years.

7.

Party “A” will select an Editor in _______________ Province who will work and coordinate with Party “B” on the writing progress on professional basis.  The wages will be borne by Party “A”.

8.

Party “A” will pay Party “B” the scrip fee in accordance with the country’s policy in which Party “A” will withhold the Personal Income Tax and be responsible for making payment to the government.

This agreement has a set of two copies and will be effective on the date of signing.  Any special situation arise which is not specified in this agreement will be discussed and resolved by both parties.